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                                                                 EXHIBIT 5.1












                                                 September 4, 1998



OpTel, Inc.
1111 W. Mockingbird Lane
Dallas, Texas 75247

Ladies and Gentlemen:

                  We have acted as counsel to OpTel, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-4 (the "Registration Statement"), filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the Company's proposed offer to exchange (the "Exchange Offer") 11 1/2 Senior Notes due 2008, Series B, of the Company (the "New Notes") for any and all outstanding 11 1/2 Senior Notes due 2008 (the "Old Notes"). The Old Notes were issued and sold on July 7, 1998 pursuant to an indenture (the "Indenture") between the Company and U.S. Trust Company of Texas, N.A., as trustee, in a transaction exempt from registration under the Securities Act in reliance upon Rule 144A and Regulation S of the Securities Act. The New Notes will also be issued pursuant to the Indenture.

                  In that connection, we have reviewed the Indenture, the Registration Statement and such other documents and instruments as we have deemed appropriate. In such review, we have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals and the conformity to the original documents of all documents submitted to us as copies.

                  On the basis of such review, and having regard to such legal consideration as we have deemed relevant, it is our opinion that:

                  1. The New Notes have been duly and validly authorized for issuance by the Company and, when issued and authenticated in accordance with the terms of the Exchange Offer and the Indenture, will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, except that we express no opinion as to the validity or enforceability of rights of indemnity or contribution, or both, and except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.


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September 4, 1998
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                  2. The statements under the caption "Certain Federal Income
Tax Considerations" in the prospectus relating to the New Notes included in the Registration Statement, insofar as such statements constitute summaries of federal income tax law, fairly summarize the matters referred to therein.

                  We are members of the Bar of the State of New York and do not purport to be experts or give any opinion except as to matters involving the laws of such state, the general corporation laws of the State of Delaware and the federal laws of the United States.

                  We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,




                                        /s/ Kronish Lieb Weiner & Hellman, LLP